May 6, 1997

Drew Industries Incorporated
200 Mamaroneck Avenue
White Plains, NY  10601

Gentlemen:

We have been furnished with a copy of Form 10-Q of Drew Industries Incorporated for the three months ended March 31, 1997, and have read the Company's statements contained in Note 3 to the condensed financial statements included therein. As stated in Note 3, the Company changed its method of accounting for certain inventories from the last-in first-out (LIFO) method to the first-in first-out (FIFO) method, and states that the newly adopted accounting principle is preferable in the circumstances because it better measures the current value of such inventories, provides a more appropriate matching of revenues and expenses, and conforms all inventories of the Company to the same accounting method. Additionally, the change will enhance the comparability of the Company's financial statements by changing to the predominant method utilized in its industry. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

We have not audited any financial statements of Drew Industries Incorporated as of any date or for any period subsequent to December 31, 1996, nor have we audited the information set forth in the aforementioned Note 3 to the condensed financial statements; accordingly, we do not express an opinion concerning the factual information contained therein.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of Drew Industries Incorporated's compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management's business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company's circumstances.

                                            Very truly yours,

                                            KPMG Peat Marwick LLP